QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

[Letterhead of Holme Roberts & Owen LLP]

July 1, 2004

Board of Directors
UnitedGlobalCom, Inc.
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237

Re:
UnitedGlobalCom, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

        As counsel for UnitedGlobalCom, Inc., a Delaware corporation (the "Company"), we have examined the above referenced Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, (the "Act") that the Company is filing with the Securities and Exchange Commission ("SEC") on or about July 1, 2004 with respect to the registration of €500 million aggregate principal amount of 1 3/4% convertible senior notes due April 15, 2024 (the "Notes") and the shares of Class A common stock, par value $0.01 per share, of the Company issuable upon conversion of the Notes (the "Shares" and, together with the Notes, the "Securities"). The Securities may be sold by selling stockholders as described in the prospectus in the Registration Statement.

        We have also examined the Company's Restated Certificate of Incorporation, Bylaws and records of its corporate proceedings certified as being complete, true and correct by the Secretary of the Company and such other certificates, instruments and documents as we have deemed necessary in order to express the opinion set forth below.

        In all such examinations, we have assumed without independent investigation or inquiry the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon and have assumed the accuracy of, the statements made in the certificates of officers of the Company delivered to us and the certificates and other statements or information of or from public officials and officers and representatives of the Company.

        We have assumed that the Notes have been issued in accordance with that certain Indenture, dated as of April 6, 2004 (the "Indenture"), by and between the Company and The Bank of New York, as trustee (the "Trustee"), and that the Indenture constitutes the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms.

        Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws affecting the rights of creditors generally, (ii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing, (iii) statutory or decisional law concerning recourse of creditors to security in the absence of notice or hearing, or (iv) general equitable principles.

        Based upon and subject to the foregoing, we are of the opinion that (i) the Notes have been duly authorized and were validly issued by the Company and, assuming they were authenticated by the Trustee in the manner provided by the Indenture, are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (ii) the Shares issuable upon conversion of the Notes have been duly authorized by the Company, and, when issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

        The opinions expressed herein are limited to the laws of the State of Colorado and the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and, with respect to the opinion as to the binding obligations of the Company under the Notes, the laws of the State of New York.

        We hereby consent to the reference to us under the caption "Legal Matters" in the Registration Statement; provided, however, that in giving this consent we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules of the SEC promulgated thereunder. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We express no opinion as to any matters not expressly set forth herein.

        The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters.

Sincerely,
HOLME ROBERTS & OWEN LLP
By:	/s/ GARTH B. JENSEN Garth B. Jensen, Partner

QuickLinks

  Exhibit 5.1